Exhibit 10.1

Private & Confidential

September 22, 2017

Steve Cahillane

Dear Steve,

We are very excited that you have agreed to be the Chief Executive Officer (CEO) of Kellogg Company and to serve as a member of the Company’s Board of Directors. As we have discussed, you will join the Company as CEO and Director effective October 2, 2017 (Start Date), and, beginning March 16, 2018, you will also serve as the Chairman of the Board. You will be located at our Battle Creek Headquarters.

The purpose of this letter is to outline your compensation and other related matters.

Base Salary. Your starting salary will be $1,250,000 per year. Under the Kellogg Company Executive Compensation Deferral Plan, all base salary in excess of $950,000 per year will be subject to mandatory deferral in stock units.

Annual Incentive Plan (AIP). You are eligible to participate in the AIP. The current AIP target award is 150% of your base salary and you will be eligible to participate effective on your Start Date. Your 2017 AIP award will be pro-rated based on your Start Date and paid at target, at the same time as other participants on the plan receive their payments.

Long-Term Incentive Plan. You will be eligible to participate in the Kellogg Company Long-Term Incentive (LTI) Plan in 2018. Awards are granted annually and your target is $7,000,000. Your first annual LTI award date will be in February 2018. To receive an award, you must be an active employee on the grant date. Each year, annual targets, award types and mix for the LTI plan are reviewed and may be adjusted as appropriate.

Current Kellogg LTI awards consist of a combination of 40% stock options and 60% Executive Performance Plan (“EPP”) shares, and as noted above, the delivery mix is subject to change as awards are finalized in February 2018.

•	Stock options give you the right to purchase shares of Kellogg Company stock, once vested, at the grant price. Stock options vest 1/3rd each year over 3 years and have a term of 10 years.

•
The Executive Performance Plan is a 3-year plan paid in the form of performance shares at the end of each three-year performance period. The payout can vary between 0% and 200% of target, based on company performance. Each year, a new 3-year plan is initiated.

Please refer to the accompanying ‘Long Term Incentive Plan Guide for Senior Executives’ for more information on Kellogg LTI awards.

Annual LTI awards are contingent upon the approval of the Board of Directors and are subject to provisions in the Kellogg Long-Term Incentive Plan and the Terms and Conditions that accompany the award.

2017 Equity Awards. You will receive a one-time, restricted stock unit (RSU) award of 47,350 units with 3-year cliff vesting. The grant date will coincide with your first day of employment. This award is subject to our New Hire RSU terms and conditions, which include vesting three years from the grant date.

Sign-On Payment. You will receive a one-time cash sign-on payment of $1,500,000, before tax. You will be required to sign a reimbursement agreement prior to the execution of this payment. Please note that your cash sign-on payment is subject to the terms of your reimbursement agreement.

Kellogg Company / Corporate Headquarters
One Kellogg Square / P.O. Box 3599 / Battle Creek, Michigan 49016-3599 (269) 961-2000

Share Ownership Guidelines. You will be required to own 6 times your salary in Kellogg Company common stock within 5 years of your hire date, and will be subject to the share ownership guidelines policy.

Benefits. You will be eligible for benefits and perquisites similar to those provided to other senior executives, including participation in the Company’s health, welfare and other benefit plans, participation in the Kellogg Savings and Investment (S&I) Plan, relocation benefits, financial and tax planning, annual executive physical, Directors and Officers liability insurance, group personal excess insurance, and participation in the Company’s Severance Benefit Plan and Change in Control Policy.

Under Kellogg Company policy, all employment is at-will and any exceptions must be in writing and approved by the Board of Directors. As an at-will employee, nothing in this letter agreement creates an employment contract for any specified period of time. Your employment and compensation can be terminated with or without cause and with or without notice at any time by either you or the Company.

Section 409A of the Code. This letter agreement is intended to comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and shall be limited, construed and interpreted in accordance with such intent. To the extent that any benefit provided under this letter agreement is subject to Section 409A of the Internal Revenue Code, it shall be paid in a manner that will comply with Section 409A of the Code, including the final treasury regulations or any other official guidance issued by the Secretary of the Treasury or the Internal Revenue Service with respect thereto. Notwithstanding any contrary provision in the this letter agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A of the Code) that are otherwise required to be made under this letter agreement to a “specified employee” (as defined under Section 409A of the Code) as a result of the employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in this letter agreement) upon expiration of such delay period. Any provision of this letter agreement that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void.

Entire Agreement. The letter agreement constitutes the entire agreement between the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. The provisions of this letter agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. This letter agreement shall be binding upon and inure to the benefit of any successors or assigns of the Company.

Steve, we are very excited about the prospect of you joining our team, and I am confident Kellogg Company will provide the professional opportunity and challenge you desire. Upon execution of this letter agreement, it will become a binding agreement between you and the Company.

Sincerely,

/s/ Don Knauss
Don Knauss, Lead Director

Acknowledged and agreed this
22nd day of September 2017

/s/ Steve Cahillane
Steve Cahillane

Kellogg Company / Corporate Headquarters
One Kellogg Square / P.O. Box 3599 / Battle Creek, Michigan 49016-3599 (269) 961-2000